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                          RELIANCE GROUP HOLDINGS, INC.
                          -----------------------------

                              EXECUTIVE BONUS PLAN
                              --------------------

                             FOR JAMES E. YACOBUCCI
                             ----------------------

                                    ARTICLE I

                                     Purpose
                                     -------

         1.1 The purpose of this Plan is to provide performance-based compensation for James E. Yacobucci (the 'Employee'). This Plan, which is intended to comply with the requirements of ss.162(m) is designed to enhance the Company's ability to retain and reward a key executive who is expected to contribute materially to the success of the Company by providing him the opportunity to earn meaningful compensation tied to the Company's performance under the predetermined criteria set forth herein.

                                   ARTICLE II

                                   Definitions
                                   -----------

         2.1 Capitalized terms used in this Plan shall have the meanings set forth below.

             'Base Salary' means $1 million.

             'Code' means the Internal Revenue Code of 1986, as amended.

             'Company' means Reliance Group Holdings, Inc.

             'Compensation Committee' means the Special Compensation Committee of the Board of Directors of the Company, comprised of at least two 'outside directors' as defined in ss.162(m) and solely of 'outside directors' if required by ss.162(m).


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             'Covered Employee' is as defined under ss.162(m)(3) of the Code.

             'Investment Portfolio' means all or any part of the Cash and Invested Assets of the Company's insurance subsidiaries, as reflected in the statutory statements of such insurance subsidiaries.

             'Measurement Period' means the 12 month period ending December 31 of the year to which performance based compensation is applicable.

             'Plan' means this Executive Bonus Plan, as the same may be amended from time to time.

             'Section 162(m)' means ss.162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

                                   ARTICLE III

                              Stockholder Approval
                              --------------------

         3.1 The material terms of the performance goals under this Plan, including the bonuses to be paid upon the attainment of the goals, shall be disclosed to the stockholders of the Company and shall be submitted to the stockholders for their approval (in accordance with ss.162(m)) at the annual meeting next following the date of adoption of this Plan by the Compensation Committee. Subsequent disclosure to, and approvals by, the stockholders of the Company shall be made and obtained, respectively, to the extent required by the relevant provisions of ss.162(m). No amounts shall be paid under this Plan unless the requisite stockholder approval of such payments under ss.162(m) shall have been obtained.



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                                   ARTICLE IV

                        Preestablished Performance Goal
                        --------------------------------

         4.1 This Plan shall apply as to any year in which the Employee is a Covered Employee for such year.

         4.2 The performance targets applicable to the Employee shall be established in accordance with paragraph 4.3 hereof and shall be related to the following criterion (the 'Performance Goal'):

             - The performance of the Investment Portfolio for the Measurement
               Period.

         4.3 The specific targets for the Performance Goal shall be as determined for any Measurement Period by the Compensation Committee in advance of the deadlines applicable under ss.162(m) and while performance relating to the Performance Goal remains substantially uncertain. All targets for each Measurement Period shall be set forth in writing and the extent to which they have been achieved shall be certified in writing, prior to the payment of any bonus under this Plan for such Measurement Period, by the Compensation Committee. Any such writing or certification may be through approved minutes or resolutions of the Compensation Committee.

                                    ARTICLE V

                        Calculation and Payment of Bonus
                        --------------------------------


         5.1 Subject to paragraph 5.2 hereof, the Employee shall be eligible to receive a maximum bonus of 400% of his Base Salary if the targets for the Performance Goal set forth in paragraph 4.2 hereof have been met. The bonus earned for any Measurement Period shall be paid as soon as practicable following the Compensation Committee's certification under paragraph 4.3 as to the


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extent to which the relevant targets have been achieved. Such certification by the Compensation Committee shall in no event be given later than the sixtieth
(60th) day after the end of the Measurement Period for which a bonus is being paid. Any such bonus shall be paid in cash or, at the election of the Employee, such other form as is available under any deferred compensation plan maintained by the Company, subject to required withholding for taxes.

         5.2 The Compensation Committee shall have the absolute discretion to reduce or eliminate any amounts payable under this Plan to the Employee.

                                   ARTICLE VI

                                 Non-Exclusivity
                                 ---------------

         6.1 Nothing in this Plan shall prevent the Company from establishing other incentive plans in which the Employee may participate, or from making additional incentive payments to the Employee.

                                   ARTICLE VII

                          Authority and Administration
                          ----------------------------

         7.1 Subject to the limitations of this Plan, the Compensation Committee shall have the sole and complete authority to establish the targets under this Plan and to interpret this Plan and to make all the determinations necessary or advisable in the administration of this Plan. The Compensation Committee may adopt rules and regulations governing the administration of this Plan and shall exercise all other powers conferred on it by this Plan, or which are incident or ancillary thereto. The Compensation Committee shall be entitled to rely on certificates of appropriate officers


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of the Company with respect to financial and statistical data in order to calculate the bonus payable for any Measurement Period under this Plan. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. The Compensation Committee shall not be liable for any action or determination made in good faith with respect to this Plan.


         The Compensation Committee shall have the sole authority to amend or terminate this Plan, subject to the stockholder approval requirements of ss.162(m).

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